As Filed with the Securities and Exchange Commission on July 2, 2001
                                                    Registration No. 333-62044


===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                        -----------------------------


                              Amendment No. 1 to


                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        -----------------------------

      NEW YORK             FLOWSERVE CORPORATION            31-0267900
   (State or other       (Exact name of Registrant          (I.R.S. Employer
   jurisdiction of      as specified in its charter)       Identification No.)
   incorporation of
    organization)
                        -----------------------------

       DELAWARE                  FLOWSERVE US INC.           75-2778918
       DELAWARE            FLOWSERVE INTERNATIONAL, INC.     95-3887956
       DELAWARE              FLOWSERVE HOLDINGS, INC.        75-2737169
       DELAWARE               BW/IP-NEW MEXICO, INC.         85-0429772
       DELAWARE           INGERSOLL-DRESSER PUMP COMPANY     22-3191012
       DELAWARE           FLOWSERVE INTERNATIONAL L.L.C.        NONE
       DELAWARE            FLOWSERVE MANAGEMENT COMPANY      75-2737324
       DELAWARE                 CFM-V.R. TESCO INC.          75-2802692
    UNITED KINGDOM        FLOWSERVE INTERNATIONAL LIMITED       NONE
   THE NETHERLANDS            FLOWSERVE FINANCE B.V.            NONE
    (State or other                                         (I.R.S. Employer
    jurisdiction of                                        Identification No.)
   incorporation of
    organization)

                         ---------------------------
                  222 WEST LAS COLINAS BOULEVARD, SUITE 1500
                              IRVING, TEXAS 75039
                                 972-443-6500
              (Address, including zip code, and telephone number,
                including area code, of Flowserve Corporation's
                         principal executive offices)

                        -----------------------------
                             RONALD F. SHUFF, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                             FLOWSERVE CORPORATION
                        222 WEST LAS COLINAS BOULEVARD
                                  SUITE 1500
                              IRVING, TEXAS 75039
                                 972-443-6500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copy to:

                               STEPHEN L. BURNS
                            CRAVATH, SWAINE & MOORE
                                WORLDWIDE PLAZA
                               825 EIGHTH AVENUE
                           NEW YORK, NEW YORK 10019

                        -----------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the Registrants.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                        CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                               AMOUNT                             PROPOSED
                                               TO BE         PROPOSED MAXIMUM     MAXIMUM
         TITLE OF EACH CLASS OF             REGISTERED (1)     OFFERING PRICE     AGGREGATE           AMOUNT OF
       SECURITIES TO BE REGISTERED              (2)                PER         OFFERING PRICE    REGISTRATION FEE


                                                              Unit (1) (2)        (1) (3)               (4)*



--------------------------------------------------------------------------------------------------------------------
Common  Stock, par value $1.25 per share(5)
--------------------------------------------------------------------------------------------------------------------
Preferred  Stock,  par  value  $1.00  per
share (6)

--------------------------------------------------------------------------------------------------------------------
Debt Securities

--------------------------------------------------------------------------------------------------------------------
Guarantees  of  Debt  Securities,  of the
Guarantors
(as defined below) (7)
====================================================================================================================

         TOTAL                                                                  $500,000,000      $125,000

====================================================================================================================



*    Previously paid on May 31, 2001.



(1) There are being registered under this Registration Statement such indeterminate number of shares of common stock and preferred stock of Flowserve Corporation, and such indeterminate principal amount of debt securities and guarantees of debt securities of the Registrants, as shall have an aggregate initial offering price not to exceed $500,000,000. If any debt securities are issued at an original issue discount, then the securities registered shall include such additional debt securities as may be necessary such that the aggregate public offering price of all securities issued pursuant to this Registration Statement will equal $500,000,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum offering prices per unit will be determined, from time to time, by the Registrants in connection with the issuance by the Registrants of the securities registered under this Registration Statement.

(2) Not specified with respect to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3) The proposed maximum offering price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Any offering of debt securities denominated in any foreign currency or currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such debt securities from the Registrant. No separate consideration will be received for common stock, preferred stock, or debt securities that are issued upon conversion or exchange of debt securities or preferred stock registered hereunder.

(4) Calculated pursuant to Rule 457 of the rules and regulations under the Securities Act.

(5) Including such indeterminate number of shares of common stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of debt securities or preferred stock registered hereunder, to the extent any of such debt securities or shares of preferred stock are, by their terms, convertible into common stock.

(6) Including such indeterminate number of shares of preferred stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of debt securities registered hereunder, to the extent any such debt securities are, by their terms, convertible into preferred stock.

(7) Subject to Note (1) above, there is being registered hereunder an indeterminate principal amount of guarantees of debt securities to be issued by one or more of Flowserve US Inc., Flowserve International, Inc., Flowserve Holdings, Inc., BW/IP-New Mexico, Inc., Ingersoll-Dresser Pump Company, Flowserve International L.L.C., Flowserve Management Company, CFM-V.R. Tesco Inc., Flowserve International Limited and Flowserve Finance B.V. Pursuant to Rule 457(n), no separate fee is required to be paid in respect of guarantees of debt securities which are being registered concurrently.

--------------------------------------------------------------------------------
The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

===============================================================================

                  SUBJECT TO COMPLETION, DATED JULY 2, 2001


PROSPECTUS

                                 $500,000,000

                             FLOWSERVE CORPORATION

     We may sell, from time to time, any of the following securities:

                 --Common stock

                 --Preferred stock

                 --Debt securities

     Our common stock is listed on the New York Stock Exchange under the symbol "FLS."

     The debt securities of Flowserve Corporation may be fully, unconditionally and irrevocably guaranteed by one or more of Flowserve US Inc., Flowserve International, Inc., Flowserve Holdings, Inc., BW/IP-New Mexico, Inc., Ingersoll-Dresser Pump Company, Flowserve International L.L.C., Flowserve Management Company, CFM-V.R. Tesco Inc., Flowserve International Limited and Flowserve Finance B.V.

     We will provide the specific terms of these securities in one or more prospectus supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

     The securities offered by this prospectus may be issued in one or more series or issuances and will be limited to $500,000,000 in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent debt securities are issued for one or more foreign currencies or currency units). The securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, any premium on, and any interest on, the debt securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     We may offer these securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. You can find additional information about our plan of distribution for the securities under the heading "Plan of Distribution" in this prospectus. We also may describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS      , 2001.


Red Herring Text

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                               TABLE OF CONTENTS


ABOUT THIS PROSPECTUS..................................................     1
WHERE YOU CAN FIND MORE INFORMATION  ..................................     2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC......................     2
FORWARD-LOOKING STATEMENTS.............................................     3
ABOUT FLOWSERVE CORPORATION............................................     4
RISK FACTORS...........................................................     5
USE OF PROCEEDS........................................................     9
RATIO OF EARNINGS TO FIXED CHARGES.....................................    10
DESCRIPTION OF DEBT SECURITIES AND GUARANTEES..........................    10
DESCRIPTION OF CAPITAL STOCK...........................................    21
PLAN OF DISTRIBUTION...................................................    24
VALIDITY OF SECURITIES.................................................    26
EXPERTS................................................................    26


                             ---------------------


                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process, which allows us to offer and sell any combination of the securities described in this prospectus in one or more offerings. Using this prospectus, we may offer up to a total dollar amount of $500,000,000 of securities.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will describe the specific terms of the securities we are offering. Each supplement will also contain specific information about the terms of the offering it describes. The prospectus supplement may also add to, update or change the information contained in this prospectus. In addition, as we describe in the section entitled "Where You Can Find More Information," Flowserve Corporation has filed and plans to continue to file other documents with the SEC that contain information about it and the business conducted by it and its subsidiaries. Before you decide whether to invest in any of the securities offered by this prospectus, you should read this prospectus, the prospectus supplement that further describes the offering of those securities and the information Flowserve Corporation otherwise files with SEC.

                             ---------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover page.

     In this prospectus, references to "Company," "we," "us" and "our," refer to Flowserve Corporation and its subsidiaries, unless the context otherwise requires. References to "Flowserve" refer to Flowserve Corporation. The phrase "this prospectus" refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires. References to "securities" refer collectively to the common stock, preferred stock, debt securities and guarantees of debt securities offered by this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with SEC under the Securities Exchange Act of 1934. You may read and copy any document we file at the following SEC public reference rooms:

   450 Fifth Street, N.W.    Seven World Trade Center   Citicorp Center
   Judiciary Plaza           Suite 1300                 500 West Madison Street
   Room 1024                 New York, NY  10048        Suite 1400
   Washington, D.C.  20549                              Chicago, IL  60661

     You may also inspect and copy our SEC filings, the complete registration statement and other information at the offices of the New York Stock Exchange located at 20 Broad Street, 16th Floor, New York, New York 10005.

     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus are sold:

     o The audited financial statements of Ingersoll-Dresser Pump Company, contained on pages F-70 through F-99 in our Registration Statement on Form S-4, as amended (File No. 333-46760), filed on September 27, 2000;

     o    Our Annual Report on Form 10-K for the year ended December 31, 2000;

     o    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2001; and

     o    Our Current Report on Form 8-K, filed May 31, 2001.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

               Flowserve Corporation
               222 West Las Colinas Boulevard, Suite 1500
               Irving, Texas 75039
               Attention: Corporate Secretary
               972-443-6543

     This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information contained in the registration statement and all of the exhibits and schedules thereto. For further information about Flowserve, please see the complete registration statement. Any statement made in this prospectus concerning the contents of any agreement or other document is only a summary of the actual document. If we have filed any agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or the matter involved. Each statement regarding an agreement or other document is qualified in its entirety by reference to the actual document.

                          FORWARD-LOOKING STATEMENTS

     This prospectus contains various forward-looking statements and includes assumptions about future market conditions, operations and results. Any statement that is not historical fact is a forward-looking statement. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are:

     o changes in the already competitive environment for our products or competitors' responses to our strategies;

     o the health of the petroleum, chemical, water treatment and power generation industries and general industrial markets;

     o economic conditions and the extent of economic growth in areas outside and inside the United States;

     o political risks or trade embargoes affecting important country markets;

     o our ability to successfully complete the integration of the acquisition of Ingersoll-Dresser Pump Company ("IDP") into our management and operations and fully realize anticipated synergies and cost savings;

     o the recognition of remaining expenses associated with adjustments to realign our combined Flowserve and IDP facilities and other capabilities with our strategic objectives and business conditions including, without limitation, expenses incurred in restructuring and integrating our operations to incorporate IDP's facilities;

     o our ability to meet the financial covenants and other requirements of our financing agreements;

     o technological developments in our products as compared to those of our competitors;

     o changes in prevailing interest rates and the effective interest cost which we bear; and

     o adverse changes in the regulatory climate and other legal obligations imposed on Flowserve.

     Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. Further, we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.

                          ABOUT FLOWSERVE CORPORATION

     We are among the largest manufacturers and aftermarket service providers of comprehensive flow control systems in the world. We have been in the flow control industry for over 125 years. We develop and manufacture precision-engineered flow control equipment for critical service applications where high reliability is required. The flow control system components we produce include pumps, valves and mechanical seals. Our products and services are used in several industries, including petroleum, chemical, power generation and water treatment.

     We conduct our operations through three divisions that encompass our primary product types: (1) Pump Division, (2) Flow Solutions Division and
(3) Flow Control Division. Our Pump Division supplies engineered and industrial pumps. Through our Flow Solutions Division, we provide mechanical seals and aftermarket services. Our Flow Control Division supplies valves and related products. Through each of our segments, we provide aftermarket replacement parts.

     Through our Pump Division ("Pump"), we design, manufacture and distribute engineered and industrial pumps and pump systems, replacement parts and related equipment principally to industrial markets. Pump's products and services are primarily used by companies that operate in the petroleum, chemical processing, power generating, water treatment and general industrial markets. Following the completion of the facilities rationalization in connection with the acquisition of IDP, we will manufacture our pump systems and components at eight plants in the United States, one in Canada, three in Latin America, ten in Europe and the Middle East and one in Asia. We also manufacture a small portion of our pumps through several foreign joint ventures. We market our pump products, which are primarily sold to end users and engineering and construction companies, through our worldwide sales force, regional service and repair centers, independent distributors and sales representatives.

     Through our Flow Solutions Division ("FSD"), we design, manufacture and distribute mechanical seals and sealing systems and provide parts, repair and services for flow control equipment used in process industries. Flow control products require mechanical seals to be replaced throughout the products' useful lives as the function of a seal is to prevent leakage of a fluid. The replacement of mechanical seals is an integral part of aftermarket services. Our mechanical seals are used on a variety of pumps, mixers, compressors, steam turbines and specialty equipment, primarily in the petroleum, chemical processing, power generation, water treatment industries and general industrial end-markets. We manufacture mechanical seals through two plants in the United States, three in Europe and the Middle East, two in Latin America and three in Asia. Through FSD's global network of service and quick response centers, we provide service, repair and diagnostic services for maintaining flow control systems components.

     Through our Flow Control Division ("FCD"), we design, manufacture and distribute valves, actuators and related equipment. FCD's valve products are an integral part of a flow control system and are used to control the flow of liquids and gases. Substantially all of FCD's valves are specialized and engineered to perform specific functions within a flow control system. FCD's products are primarily used by companies that operate in the petroleum, chemical and power generation industries. We manufacture valves and actuators through four plants in the United States, six in Europe and three in other regions. We also manufacture a small portion of our valves through a foreign joint venture. Manual valve products and valve actuators are distributed through our sales force personnel and a network of distributors. Automatic control valves are marketed through sales engineers and service and repair centers or, on a commission basis, through sales representatives in our principal markets.

     Our executive offices are located at 222 West Las Colinas Boulevard, Suite 1500, Irving, Texas 75039 and our telephone number is (972) 443-6500.

                                 RISK FACTORS

     You should carefully consider the risks described below in addition to the other information set forth or incorporated by reference in this prospectus before making an investment in the securities.

ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Our sales originating outside the United States, as a percentage of our total sales, was 42% in 1999 and 38% in 2000. On a pro forma basis, (which includes IDP for the full year) our sales originating outside the United States, as a percentage of total sales, were 40% in 2000. Accordingly, our future results could be harmed by a variety of factors, including:

     o    changes in foreign currency exchange rates;

     o changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

     o trade protection measures and import or export licensing requirements;

     o    potentially negative consequences from changes in tax laws;

     o    difficulty in staffing and managing widespread operations;

     o    differing labor regulations;

     o    differing protection of intellectual property; and

     o    unexpected changes in regulatory requirements.

OUR OPERATING RESULTS COULD BE HARMED DURING ECONOMIC DOWNTURNS.

     The businesses of most of our industrial customers, particularly refineries, chemical companies and power plants, are, to varying degrees, cyclical and have historically experienced periodic downturns. Margins in those industries are highly sensitive to demand cycles, and our customers in those industries historically have tended to delay large capital projects, including expensive maintenance and upgrades, during economic downturns. For example, due to the simultaneous decline in oil and chemical prices in 1998 and 1999, many of our key customers significantly reduced their capital spending, which resulted in declines in our revenues and net earnings during those years. These industry downturns have been characterized by diminished product demand, excess manufacturing capacity and subsequent accelerated erosion of average selling prices in the flow control industry. Therefore, any significant downturn in our customers' markets or in general economic conditions could result in a reduction in demand for our products and services and could harm our business.

WE FACE INTENSE COMPETITION.

     We encounter intense competition in all areas of our business. Additionally, customers for our products are attempting to reduce the number of vendors from which they purchase in order to reduce the size and diversity of their inventory. To remain competitive, we will need to invest continuously in manufacturing, marketing, customer service and support and our distribution networks. We anticipate that we may have to adjust the prices of some of our products to stay competitive. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will maintain our competitive position.

ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     Our operations and properties are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. Such laws and regulations can impose substantial fines and sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We must conform our operations and properties to these laws, and adapt to regulatory requirements in all countries as these requirements change. In connection with the IDP acquisition, we believe that we may be required to incur costs to bring the former IDP properties into compliance with applicable requirements.

     We use and generate hazardous substances and wastes in our manufacturing and foundry operations. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we are conducting investigation and remediation activities at several on-site and off-site locations. We also may be subject to potentially material liabilities relating to the investigation and clean-up of contaminated properties and to claims alleging personal injury.

     We have experienced, and expect to continue to experience, operating costs to comply with environmental laws and regulations. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition or results of operations.

OUR BUSINESS COULD SUFFER IF WE ARE UNSUCCESSFUL IN NEGOTIATING NEW COLLECTIVE BARGAINING AGREEMENTS.

     As of December 31, 2000, we had approximately 10,000 employees. Our operations in the following countries are unionized: Argentina, Austria, Belgium, Brazil, Canada, France, Germany, Italy, Mexico, The Netherlands, Spain and the United Kingdom. We also have five unionized plants in the U.S. Approximately 8% of our 6,000 U.S. employees are represented by unions. Although we believe that our relations with our employees are good and we have not experienced any recent strikes or work stoppages, we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations. In addition, our closures of certain facilities may create the risk of strikes or work stoppages at those and other facilities.

THIRD PARTIES MAY INFRINGE OUR INTELLECTUAL PROPERTY, AND WE MAY EXPEND SIGNIFICANT RESOURCES ENFORCING OUR RIGHTS OR SUFFER COMPETITIVE INJURY.

     Our success depends in part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. We may be required to spend significant resources to monitor and police our intellectual property rights.

OUR SUCCESS WILL CONTINUE TO DEPEND TO A SIGNIFICANT EXTENT ON OUR EXECUTIVES AND OTHER KEY PERSONNEL.

     Our future success depends to a significant degree on the skills, experience and efforts of our senior management and other key personnel. The loss of the services of any of these individuals could adversely affect our results of operations and our ability to implement our business strategy.

WE ARE DEPENDENT ON THE AVAILABILITY OF RAW MATERIALS AND ELECTRIC POWER.

     We require substantial amounts of raw materials and electric power. Substantially all raw materials and all electric power we require are purchased from outside sources. The availability and prices of raw materials and electric power may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and prevailing price levels. Any change in the supply of, or price for, these raw materials or electric power could materially affect our operating results.

WE ARE SUBJECT TO THE EFFECTS OF FLUCTUATIONS IN FOREIGN EXCHANGE RATES.

     We are exposed to fluctuations in foreign currencies as a significant portion of our revenue, and certain of our costs, assets and liabilities, are denominated in currencies other than U.S. dollars. Our ability to pay interest and principal on dollar-denominated indebtedness when due is dependent on the then current exchange rates between U.S. dollars, on the one hand, and the euro and other European as well as Asian currencies, on the other hand, which rates are and will be subject to fluctuation. During 2000, approximately 38% of our actual revenue and 40% of our pro forma revenue (which includes IDP for the full year) were from sales originating outside the United States. Our share of revenue in non-dollar denominated currencies may continue to increase in future periods. We can offer no assurance, however, that exchange rate fluctuations will not have a material adverse effect on our results of operations and financial condition and therefore on our ability to make principal and interest payments on our indebtedness, including any dollar-denominated debt securities we may issue, when due.

OUR LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH, MAKE US VULNERABLE TO ADVERSE ECONOMIC AND INDUSTRY CONDITIONS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER DEBT SECURITIES CURRENTLY OUTSTANDING OR ISSUED PURSUANT TO THIS PROSPECTUS.

     We have incurred significant indebtedness that is substantial in relation to shareholder's equity. As of March 31, 2001, we had approximately $1,168.1 million outstanding consolidated debt. Total net debt (total debt less cash and equivalents) was 81.9% of our capital structure as of March 31, 2001.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     o make it more difficult for us to satisfy our obligations with respect to any additional debt securities;

     o increase our vulnerability to general adverse economic and industry conditions;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     o place us at a competitive disadvantage relative to our competitors that have less debt; and

     o limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds, among other things.

     Subject to the restrictions in our debt agreements, we may also borrow more money from time to time, which could further exacerbate the effect of any of the consequences described above. Furthermore, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

THE SENIOR CREDIT FACILITIES AND THE INDENTURES GOVERNING OUR OUTSTANDING DEBT SECURITIES CONTAIN VARIOUS COVENANTS WHICH LIMIT MANAGEMENT'S DISCRETION IN THE OPERATION OF OUR BUSINESS.

     The senior credit facilities and the indentures governing our current outstanding debt contain various provisions that limit management's discretion in operating our businesses by restricting their ability, among other things, to:

     o    incur additional debt;

     o    pay dividends and make other distributions;

     o prepay subordinated debt, make investments and other restricted payments;

     o    enter into sale and leaseback transactions;

     o    create liens;

     o    sell assets; and

     o    enter into transactions with affiliates.

WE MAY NOT BE ABLE TO FULLY INTEGRATE THE BUSINESS OF IDP TO ACHIEVE ALL EXPECTED SYNERGIES.

     Our future success will depend in part on our ability to successfully complete the integration of the businesses of IDP into Flowserve's operations. The combination of Flowserve and IDP involves the integration of companies that had previously operated independently. The remaining integration process may be disruptive to the businesses and may cause an interruption of, or a loss of momentum in, the businesses as a result of a number of obstacles such as:

     o    loss of key employees or customers;

     o failure to maintain the quality of customer service that such companies have historically provided;

     o    the need to coordinate geographically diverse organizations;

     o    retooling and reprogramming of equipment; and

     o the resulting diversion of management's attention from our day-to-day business and the need to hire additional management personnel to address integration obstacles.

     If we are not able to successfully complete this combination, if the combination takes longer than anticipated, or if our integrated product and service offering fails to achieve market acceptance, our business could be adversely affected.

WE MAY NOT BE ABLE TO FULLY REALIZE THE ANTICIPATED COST SAVINGS, SYNERGIES OR REVENUE ENHANCEMENTS FROM COMBINING FLOWSERVE AND IDP, ALTHOUGH WE HAVE INCURRED SIGNIFICANT CASH INTEGRATION COSTS TO ACHIEVE THESE COST SAVINGS AND WE ANTICIPATE INCURRING ADDITIONAL COSTS.

     Even if we are able to complete the integration of the operations of IDP into Flowserve successfully, we cannot assure you that we will fully realize the cost savings, synergies or revenue enhancements that we anticipate from such integration or that we will fully realize such benefits within the time frame that we currently expect.

     o Whether we can effectively eliminate all redundant administrative overhead and overlapping sales personnel, rationalize manufacturing capacity and shift production to more economic facilities is difficult to predict. Accordingly, the amount and timing of the remaining available cost savings are inherently difficult to estimate.

     o Any remaining cost savings and other synergies from the transactions may be offset by remaining costs incurred in integrating the companies.

     o The remaining cost savings, or any cost savings achieved to date, and other synergies may also be offset by increases in other expenses, by operating losses or by problems unrelated to the IDP integration.

     o Labor cost savings depend on the ability of the personnel at our remaining plants to handle their increased workloads at planned efficiency levels.

     o We will still incur significant cash integration costs to fully achieve these cost savings, in addition to our reported integration costs to date.

     In addition, the Company's existing senior credit facilities require us to maintain certain financial performance ratios, which will become more restrictive over time.

     If we fail to comply with the restrictions contained in these senior credit facilities or our existing indentures, the indentures governing any debt securities issued under this prospectus or any other subsequent financing agreements, a default may occur. This default may allow some creditors, if their respective agreements so provide, to accelerate payments owed on such debt as well as any other indebtedness as to which a cross-acceleration or cross-default provision applies. In addition, our lenders may be able to terminate any commitments they had made to supply us with further funds. See "Description of the Debt Securities and Guarantees."

                                 USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include repaying indebtedness, funding future acquisitions or for any other purposes as may be described in an accompanying prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company was in compliance with all specified financial covenants as defined in its Credit Agreements at March 31, 2001 and December 31, 2000. These financial covenants include a fixed charge coverage ratio, an interest coverage ratio and a leverage ratio.

     The following table shows our ratio of earnings to fixed charges for the periods indicated:

                                                                    Three Months
                                                                        Ended
                                          Years Ended December 31,    March 31,

                                      1996    1997   1998  1999  2000     2001
                                      ----    ----   ----  ----  ----    -----


Ratio of Earnings to Fixed Charges...  7.3    5.9    5.2    1.8   1.3       -


     We computed these ratios by dividing fixed charges into the sum of earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing fees and the estimated interest portion of rental expense.

     The Company's debt increased in 2000 primarily as the result of financing the acquisitions of IDP and Innovative Valve Technologies, Inc. and related integration costs. The ratio of earnings to fixed charges for the year ended December 31, 2000, was 2.0 excluding integration and restructuring expenses related to the acquisition of IDP.

     The ratio of earnings to fixed charges was adversely impacted in the first quarter of 2001 by the normal seasonal softness in the engineered pump business and integration costs associated with the acquisition of IDP. For the three months ended March 31, 2001, additional earnings of $13.3 million would have been required to provide a one-to-one coverage ratio during the period. The ratio of earnings to fixed charges was 1.2, excluding IDP integration expenses, for the three months ended March 31, 2001.

     Because we do not have any preferred stock outstanding, our ratio of earnings to fixed charges and preferred stock dividends was the same as our ratio of earnings to fixed charges.

                  DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

     The following is a summary of certain general terms and provisions of the indenture and is not complete. The particular terms of any series of debt securities we may offer, including the extent to which the general terms and provisions may apply to that series of debt securities, will be described in a prospectus supplement relating to those debt securities.

     We may issue debt securities from time to time in one or more series. Any series of debt securities offered by us may be offered together with the unconditional guarantee of one or more of Flowserve US Inc., Flowserve International, Inc., Flowserve Holdings, Inc., BW/IP-New Mexico, Inc., Ingersoll-Dresser Pump Company, Flowserve International L.L.C., Flowserve Management Company, CFM-V.R. Tesco Inc., Flowserve International Limited and Flowserve Finance B.V. (collectively, the "guarantors").

     Debt securities may be issued under one or more indentures between Flowserve, the guarantors and one or more trustees named in the prospectus supplement (collectively, the "Trustee"). A copy of the form of the indenture is filed as an exhibit to the registration statement. You should read all of the provisions of the indenture, including the definitions contained in the indenture which are not otherwise defined in this prospectus, and the applicable prospectus supplement. Wherever we refer to particular provisions or defined terms of the indenture, these provisions or defined terms are incorporated in this prospectus by reference.

General


     The debt securities will be our general obligations and may be subordinated to "senior indebtedness" we have or may incur. The prospectus supplement will define senior indebtedness and describe the terms of any subordination. Any, or all of, the guarantors may unconditionally guarantee the payment of the principal, premium, if any, and interest on the debt securities when due and payable, whether by acceleration, required repurchase, call for redemption or otherwise. See "--Guarantees." The prospectus supplement will define the relative priority of any guarantees. The indenture does not limit the aggregate principal amount of debt securities which may be issued under it. Debt securities may be issued under the indenture from time to time in one or more series.


     The applicable prospectus supplement will describe, among other things, the following terms, to the extent they are applicable to that series of debt securities:


     o    the title of the debt securities of the series;

     o any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

     o the date or dates on which the principal and premium of the debt securities of the series are payable;

     o the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest, if any, or the method of determining such rate or rates, the date or dates from which such interest, if any, shall accrue, the interest payment dates on which such interest, if any, shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of debt securities in registered form), and the basis upon which such interest will be calculated if other than that of a 360-day year of twelve 30-day months;

     o the currency or currencies, including composite currencies in which debt securities of the series shall be denominated, if other than U.S. dollars, the place or places, if any, in addition to or instead of the corporate trust office of the trustee (in the case of debt securities in registered form) or the principal New York office of the trustee (in the case of debt securities in bearer form), where the principal, premium and interest with respect to debt securities of such series shall be payable or the method of such payment, if by wire transfer, mail or other means;

     o the price or prices at which, the period or periods within which, and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part at our option or otherwise;

     o whether debt securities of the series are to be issued in registered form or bearer form or both and, if debt securities are to be issued in bearer form, whether coupons will be attached to them, whether debt securities of the series in bearer form may be exchanged for debt securities of the series issued in registered form, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

     o if any debt securities of the series are to be issued in bearer form or as one or more global securities representing individual debt securities of the series in bearer form, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary debt security of the series in bearer form payable with respect to any interest payment date prior to the exchange of such temporary debt security in bearer form for definitive debt securities of the series in bearer form shall be paid to any clearing organization with respect to the portion of such temporary debt security in bearer form held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date; and the terms upon which a temporary debt security in bearer form may be exchanged for one or more definitive debt securities of the series in bearer form;

     o our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

     o the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for any of our common stock, preferred stock, other debt securities or warrants for common stock, preferred stock or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

     o if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;

     o if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

     o if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity and which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in U.S. currency;

     o    any changes or additions to the indenture dealing with defeasance;

     o if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

     o the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as

     o amended, are applicable and any corresponding changes to provisions of the indenture as then in effect;

     o any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal amount of, premium, if any, and interest, with respect to such debt securities due and payable;

     o    if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities in definitive registered form, the depositary (as defined in the applicable prospectus supplement) for such global security and the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to in the indenture;

     o any trustee, authenticating agent, paying agent, transfer agent, service agent or registrar;

     o the applicability of, and any addition to or change in, the covenants (and the related definitions) set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers, or sales of assets;

     o the names, if any, of the subsidiary guarantors and the terms of the subsidiary guarantees, including any provisions related to their subordination;

     o the subordination, if any, of the debt securities of the series pursuant to the indenture and any corresponding changes to the provisions of the indenture as then in effect;

     o with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee;

     o any U.S. Federal income tax consequences applicable to the debt securities of the series;

     o the terms applicable to original issue discount securities, including the rate or rates at which original issue discount will accrue; and

     o any other terms of debt securities of the series (which terms shall not be prohibited by the provisions of the indenture).


     Debt securities of a series may be issued in registered form or bearer form or both as specified in the terms of the series, may be issued in whole or in part in the form of one or more global securities and may be issued as book-entry securities that will be deposited with, or on behalf of a depositary named by us and identified in a prospectus supplement with respect to such series. The prospectus supplement will specify whether the offered debt securities will be registered, bearer, global or book-entry form.

GUARANTEES

     In connection with an offering of a particular series of debt securities, the prospectus supplement relating to such debt securities will specify whether any guarantors are providing guarantees with respect to such series of debt securities. In such event, each of the guarantors that are providing guarantees, as primary obligors and not merely as sureties, will fully, irrevocably and unconditionally guarantee to each holder of debt securities of such series, and to the trustee on behalf of the holders, (i) the due and punctual payment of principal of, premium, if any, on and interest on the debt securities when due and payable, whether by acceleration, required repurchase, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and interest, if any, on the debt securities, to the extent lawful, and the due and punctual performance of all other obligations of Flowserve to the holders and the trustee, in accordance with the terms of the debt securities of such series and the indenture and (ii) in the case of any extension of time of payment or renewal of any debt security of such series or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, by acceleration, required repurchase, redemption or otherwise.

     The obligations of any guarantor under its guarantee may be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

     Unless otherwise specified in the applicable prospectus supplement, the guarantee of a guarantor will be released:

     (1) upon the sale or other disposition (including by way of consolidation or merger) of a guarantor; or

     (2) upon the sale or disposition of all or substantially all the assets of a guarantor;

other than to Flowserve or a subsidiary of Flowserve and as permitted by the indenture.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. A global security is a security, typically held by a depositary, that represents and is denominated in an amount equal to the aggregate principal amount of all outstanding debt securities of a series or any portion thereof, in either case having the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. Any global debt securities will be deposited with, or on behalf of, a depositary or its nominee, which will be identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or definitive form.

     Unless and until a global security is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole:

     o by the depositary for the global security to a nominee for the depository;

     o by a nominee of the depositary to the depositary or to another nominee of the depositary; or

     o by the depositary or its nominee to a successor depositary or a nominee of a successor depositary.

     The prospectus supplement relating to a particular series of debt securities which may be so issued hereunder, will describe the specific terms of the depositary arrangement with respect to a series of debt securities. We anticipate that the following provisions will generally apply to all depositary arrangements for debt securities:

     o ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for the global security (each a "participant" and, collectively, the "participants") or persons holding interests through the participants;

     o after the issuer of a series of debt securities issues the registered global security for the series, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts in an amount equal to the respective principal amounts of the debt securities of that series represented by the global security beneficially owned by the participants;

     o the underwriters, agents or dealers participating in the distribution of the debt securities will designate the accounts to be credited unless such debt securities are offered by us or through our agents, in which case we will designate the accounts to be credited;

     o only a participant or a person that may hold an interest through a participant may be the beneficial owner of a global security; and

     o ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for the global security for interests of the participants, and on the records of the participants for interests of persons holding through the participants.

     The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

     So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a global security:

     o will not be entitled to have the debt securities represented by a registered global security registered in their names;

     o will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

     o will not be considered the owners or holders of the debt securities under the indenture.

     Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

     We understand that, under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

     Subject to the restrictions applicable to bearer securities described in the applicable prospectus supplement (See "--Limitations on Issuance of Bearer Securities"), principal, premium, if any, and interest payments on individual debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner or holder of such global security. Neither we, the trustee, or any registrar or paying agent nor any other agent of any of us will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for the series or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that the depositary for any such debt securities represented by a global security, upon receipt of any payment of principal, premium, if any, or interest in respect of the global security, will immediately credit participants accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers and registered in "street name." Such payments will be the responsibility of the participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described in an applicable prospectus supplement (see "--Limitations on Issuance of Bearer Securities" below).

     If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, individual debt securities of such series will be issued in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, individual debt securities of such series will be issued in exchange for the global security representing such series debt securities. Furthermore, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee, and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (if the debt securities are issuable as registered securities). Individual debt securities of such series so issued will be issued (a) as registered securities in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof if the debt securities are issuable as registered securities, (b) as bearer securities in the denomination or denominations specified by us if the debt securities are issuable as bearer securities or
(c) as either registered securities or bearer securities as described above if the debt securities are issuable in either form.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     The debt securities of a series may be issued as registered securities (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or bearer securities (which will be transferable only by delivery). If such debt securities are issuable as bearer securities, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.

COVENANTS

     If debt securities are issued, the indenture, as supplemented for a particular series of debt securities, will contain certain covenants for the benefit of the holders of such series of debt securities, which will be applicable (unless waived or amended) so long as any of the debt securities of such series are outstanding, unless stated otherwise in the prospectus supplement. The specific terms of the covenants, and summaries thereof, will be set forth in the prospectus supplement relating to such series of debt securities.

MERGERS AND SALES OF ASSETS

     The indenture provides that Flowserve may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to another person, unless among other items: (i) the resulting, surviving or transferee person (if other than the relevant issuer) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by supplemental indenture, all obligations of the relevant issuer under the indenture and either the debt securities or the guarantees, as the case may be; (ii) Flowserve or such successor person shall not immediately thereafter be in default under the indenture and either the debt securities or the guarantees, as the case may be; and (iii) Flowserve shall have provided the trustee with an opinion of counsel and officer's certificate confirming compliance with the indenture. Upon the assumption of the obligations of Flowserve by such a person in such circumstances, subject to certain exceptions, Flowserve shall be discharged from all obligations under all debt securities and the indenture (except in the case of a lease).

SUBORDINATION

     Debt securities of a series, and any guarantees, may be subordinated ("subordinated debt securities") to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. We conduct substantially all of our operations through subsidiaries, and the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries except to the extent such subsidiary is a guarantor of such series of debt securities.

EVENTS OF DEFAULT

     Each of the following constitutes an event of default under the form of indenture with respect to any series of debt securities which may be issued, except as may be specified in the prospectus supplement:

     1. default for 30 days in the payment of interest when due on the debt securities;

     2. default in the payment of principal or premium, if any, when due on the debt securities;

     3. our failure to comply with the obligations described under "--Mergers and Sales of Assets" above;

     4. our failure to comply for 30 days after notice with any of the obligations in the covenants set forth in the prospectus supplement;

     5. our failure or failure of any guarantor to comply for 60 days after notice with other agreements contained in the indenture or any supplemental indenture relating to that series of debt securities;

     6. indebtedness (as defined) of us, a guarantor or any significant subsidiary (as defined), is not paid within the applicable grace period after final maturity or is accelerated by the holders of such indebtedness because of a default and the total amount of such indebtedness unpaid or accelerated exceeds $10.0 million;

     7. certain events of bankruptcy, insolvency or reorganization affecting us;

     8. any judgment for the payment of money the uninsured amount of which is in excess of $10.0 million is entered against us, a guarantor or a significant subsidiary (as defined) and remains outstanding for a period of 60 days;

     9. a guarantee ceases to be in full force and effect in any material respect (other than in accordance with the terms of the applicable indenture) or a guarantor denies or disaffirms its obligations under its guarantee; and

     10. any other event of default provided with respect to that series of debt securities.

     A prospectus supplement may omit, modify or add to the foregoing events of default.

     However, a default under clauses (4), (5) and (8) will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding debt securities notify us of the default and we do not cure such default within the time specified after receipt of such notice.

     If an event of default (other than certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding applicable series of debt securities may declare the principal of and accrued but unpaid interest on all the applicable debt securities to be due and payable. Upon such a declaration, such principal of (or, in the case of original issue discount debt securities, the portion thereby specified in the terms thereof), premium, if any, and accrued interest shall be due and payable immediately. In the case that certain events of bankruptcy, insolvency or reorganization occur and are continuing, the principal of (or, in the case of original issue discount debt securities, the portion thereby specified in the terms thereof), premium, if any, and accrued interest on all the applicable debt securities will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of such debt securities.


     Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and be continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the applicable debt securities unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a debt security may pursue any remedy with respect to the indenture or debt securities unless:

     1. such holder has previously given the trustee written notice that an event of default is continuing with respect to such series of debt securities;

     2. holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series have made a written request to the trustee to pursue the remedy;

     3. such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

     4. the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

     5. holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of such series are given the right under the indenture to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of such series of debt securities or that would involve the trustee in personal liability.

     If a default with respect to a series of debt securities occurs, is continuing and is known to the trustee, such trustee must mail to each holder of such debt securities notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal, premium, if any, or interest on any debt security, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of the debt securities. In addition, we are required to deliver to each trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default under the related indenture that occurred during the previous year.

Modification of the Indenture

     We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes:

     (a) to evidence the succession of another person to us pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants, agreements and obligations in the indenture and in the debt securities;

     (b) to surrender any right or power conferred upon us by the indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of such debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the trustee upon such default or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive such default);

     (c) to cure any ambiguity or correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be effective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of debt securities of any series;

     (d) to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

     (e) to add or change any of the provisions of the indenture to provide that bearer securities may be registerable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so as to not adversely affect the interests of the holders of debt securities or any coupons of any series in any material respect or permit or facilitate the issuance of debt securities of any series in uncertificated form;

     (f) to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

     (g) in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provision (but only if each such holder of senior indebtedness consents to such change);

     (h) to add guarantees with respect to the debt securities or to secure the debt securities;

     (i) to make any change that does not adversely affect the rights of any holder;

     (j) to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall (1) neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision or (2) become effective only when there is no such debt security outstanding;

     (k) to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee; and

     (l) to establish the form or terms of debt securities and coupons of any series, as described under "--General" above.

     With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, we and the trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner or eliminating any of the provisions of the indenture or of any supplemental indenture or modifying in any manner the rights of the holder of the debt securities of such series; provided, however, that without the consent of the holders of each debt security so affected, no such supplemental indenture shall (a) reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment, (b) reduce the rate of or extend the time for payment of interest on any debt security or coupon or reduce the amount of any payment to be made with respect to any coupon, (c) reduce the principal of or extend the stated maturity of any debt security, (d) reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed, (e) make any debt security payable in a currency other than that stated in the debt security, (f) in the case of any subordinated debt security or coupons appertaining thereto, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under such provision, (g) release any security that may have been granted with respect to the debt securities, (h) make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent, (i) change any obligation of ours provided for in the indenture to pay additional interest with respect to bearer securities or
(j) limit our obligation to maintain a paying agency outside the United States for payment on bearer securities or limit our obligation to redeem certain bearer securities.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

     Unless otherwise provided in the prospectus supplement, the indenture shall cease to be of any further effect with respect to a series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of such series (with certain limited exceptions) or (b) all debt securities of such series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all such debt securities and coupons (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us).

     In addition, we shall have a "legal defeasance option" (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities, the indenture and the applicable indenture supplement with respect to such debt securities) and a "covenant defeasance option" (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

     The applicable prospectus supplement will describe the procedures we must follow in order to exercise our defeasance options.

REGARDING THE TRUSTEE

     The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture the use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

GOVERNING LAW


     The indenture, the debt securities and the guarantees will be governed by the laws of the State of New York without reference to principles of conflicts of law thereunder.


                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 120,000,000 shares of common stock, par value $1.25 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of May 1, 2001, we had outstanding 37,967,468 shares of common stock and no shares of preferred stock. Our common stock is listed on the New York Stock Exchange under the symbol "FLS."

COMMON STOCK

     Subject to any special voting rights of any preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our stockholders, including election of our directors. No share of common stock affords any cumulative voting or preemptive rights. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors, after payment of any dividends on any outstanding preferred stock and subject to limitations for dividends contained in certain of Flowserve's outstanding debt instruments. No dividends are currently paid to holders of the common stock.

     Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All issued and outstanding shares of common stock are fully paid and non-assessable and are not subject to redemption or conversion and have no conversion rights.

     The transfer agent for our common stock is National City Bank, in Cleveland, Ohio.

PREFERRED STOCK

     At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of the common stock, adopt resolutions to issue preferred stock in one or more series and establish or change the rights of the holders of any series of preferred stock.

     The rights of any series of preferred stock may include:

     o    voting rights;

     o    liquidation preferences;

     o    dividend rights;

     o    redemption rights;

     o    conversion or exchange rights; and

     o    sinking funds.

     The issuance of such preferred stock could, among other things:

     o adversely affect the voting, dividend, and liquidation rights with respect to the common stock;

     o    discourage an unsolicited proposal to acquire us; or

     o    facilitate a particular business combination involving us.

     Any of these actions, plus those which follow in the remainder of this "Description of Capital Stock" section, could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then market price.

FLOWSERVE RIGHTS PLAN; SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     In August 1986, Flowserve's board of directors adopted a rights agreement. Under this agreement, one preferred stock purchase right was distributed in August 1986 with respect to each outstanding share of Flowserve common stock. The rights agreement provides that, unless the rights have been redeemed, one right will be granted for each additional share of Flowserve common stock issued after August 1986 and prior to the earlier of the time the rights become exercisable or August 13, 2006, the termination date of the rights agreement.

     The rights are not currently exercisable and trade in tandem with the common stock. The rights become exercisable and trade separately from the common stock ten days after a person or group acquires 20% or more of the outstanding shares of common stock or commences a tender offer which would result in the ownership of 30% or more of the outstanding shares of common stock. Upon their becoming exercisable, each right entitles the registered holder to purchase a fraction of a share of Series A Junior Participating Preferred Stock. Generally, each share of Series A Junior Participating Preferred Stock carries voting, dividend and liquidation rights equal to 100 shares of common stock. The rights provide that if Flowserve were to be acquired in a merger or business combination after the rights become exercisable, each right may be exercised to purchase common stock of the acquiring company at a 50% discount. In addition, if a 20% shareholder (determined as provided in the rights agreement) either acquires by means of a reverse merger in which Flowserve survives or engages in certain other transactions with Flowserve, each right (other than rights held by the 20% shareholder) may be exercised to purchase shares of Series A Junior Participating Preferred Stock at a price equal to 50% of the market value of the shares. The rights are redeemable by Flowserve at any time prior to becoming exercisable and will expire on August 13, 2006.

     The summary description of the rights set forth above does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Under the Certificate of Incorporation of Flowserve, as amended, the board of directors is divided into three classes of directors serving staggered terms of three years each. Each class is to be as nearly equal in number as possible, with one class being elected each year. The Certificate of Incorporation, as amended, also provides that:

     o directors may be removed from office only for cause and only with the affirmative vote of two-thirds of the voting power of the voting stock;

     o any vacancy on the board of directors or any newly created directorship will be filled by the remaining directors then in office, though less than a quorum; and

     o advance notice of not less than fifty days of shareholder nominations for the elections of directors must be given in the manner provided by the By-Laws of Flowserve.

     Under the New York Business Corporation Law (NYBCL), the "merger moratorium" statute would prohibit any business combination with an "interested shareholder" (as defined in the statute) for a five year period, unless the combination is approved by the Flowserve board of directors. In addition, amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or otherwise adversely affecting the rights of such class, must be approved by the majority vote of each class or series of stock affected, even if such stock would not otherwise have such voting rights. The Flowserve Certificate of Incorporation additionally requires (i) a four-fifths vote of the outstanding stock of Flowserve entitled to vote thereon to amend certain provisions in the Flowserve Certificate restricting transactions with a Related Corporation (as defined therein) and (ii) a two-thirds vote to amend certain provisions in the Flowserve Certificate and Flowserve Corporation By-laws relating to the Flowserve Corporation board of directors.

     The noted merger moratorium statute and the noted required supermajority shareholder vote necessary to alter, amend or repeal these provisions of the Flowserve Certificate of Incorporation, as amended, the related amendments to the By-laws and all other provisions of the By-laws, or to adopt any provisions relating to the classification of the board of directors and the other matters described above may make it more difficult to change the composition of the board of directors of Flowserve and may discourage or make difficult any attempt by a person or group to obtain control of Flowserve.

                             PLAN OF DISTRIBUTION

     The securities may be distributed under this prospectus from time to time in one or more transactions:

     o    at a fixed price or prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to prevailing market prices; or

     o   at negotiated prices.

     Each time we sell securities, we will describe the method of distribution of the securities in the prospectus supplement relating to the transaction.

     We may offer and sell securities to which this prospectus relates in any one or more of the following ways:

     o    through underwriters or dealers;

     o    through agents;

     o    directly to purchasers; or

     o    through a combination of such methods of sale.

     Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including the purchase price of the securities and the proceeds we will receive from the sale of the securities, any underwriting discounts and other items constituting underwriters' compensation, public offering or purchase price and any discounts or commissions allowed or paid to dealers, any commissions allowed or paid to agents and any securities exchanges on which the securities may be listed. The maximum underwriting commission or discount to be received by any member of the National Association of Securities Dealers
Inc. ("NASD") or independent broker-dealer will not be greater than 8% for any sale of securities offered under this prospectus.

     If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

     If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

     o    commercial and savings banks;

     o    insurance companies;

     o    pension funds;

     o    investment companies; and

     o    educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

     Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933 and to be reimbursed by us for certain expenses.

     Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

     Each series of securities other than common stock will be new issue of securities with no established trading market. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time.

     The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

     If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

                             VALIDITY OF SECURITIES

     The validity of the common stock and the preferred stock offered by this prospectus will be passed upon by Ronald F. Shuff, Vice President, Secretary and General Counsel of Flowserve Corporation. The validity of the debt securities offered by this prospectus will be passed upon by Cravath, Swaine & Moore, New York, New York. Mr. Shuff owns beneficially approximately 63,991 shares of Flowserve's common stock. He holds options to purchase 69,740 additional shares of Flowserve's common stock that were granted to him pursuant to Flowserve's 1989, 1997 and 1999 stock option plans.


                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Ingersoll-Dresser Pump Company as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, incorporated in this Prospectus by reference to the Registration Statement on Form S-4 (File No. 333-46760) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated balance sheet of Flowserve Corporation and subsidiaries as of December 31, 1999 and the related consolidated statements of income, comprehensive (loss) income, shareholders' equity and cash flows for each of the two years in the period then ended, incorporated by reference in Flowserve Corporation's Annual Report (Form 10-K) for the year ended December 31, 2000, and the related financial statement schedule included in the Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with the sale and distribution of the securities being registered (all of which are to be paid by the registrant). All amounts shown are estimates except for the SEC registration fee:

Securities and Exchange Commission registration fee ..........         $125,000
Legal fees and expenses  .....................................          125,000
Accounting fees and expenses  ................................           30,000
Printing expenses  ...........................................            7,500
Transfer Agent and registrant fees  ..........................            3,000
Miscellaneous  ...............................................           10,000
                                                                       --------

           TOTAL  ............................................         $300,500
                                                                   ============


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 722 through 726 of the New York Business Corporation Law (the "BCL") grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

     Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for improper payment of dividends, improper purchase of the shares of the corporation, improper distribution of assets to shareholders after dissolution of the corporation and improper making of any loan, or (iv) for any transaction from which the director receives an improper personal benefit or other advantage.

     Flowserve's Restated Certificate of Incorporation includes the provision permitted by Section 402(b) of the BCL.

     Flowserve's By-laws provide that Flowserve shall indemnify its present or future directors and officers from and against any and all liabilities and expenses to the maximum extent permitted by the BCL as the same presently exists or to the greater extent permitted by any amendment hereafter adopted.

ITEM 16.  EXHIBITS

Exhibit No.   Description
-----------   -----------


1.1           Form of underwriting agreement.

4.1           Specimen common stock certificate.

4.2           Form of indenture.

4.3 Rights Agreement dated as of August 1, 1986 between the Company and BankOne, N.A., as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate (incorporated herein by reference to Exhibit 1 to Flowserve Corporation's Registration Statement on Form 8-A on August 13, 1986).

4.4 Amendment dated August 1, 1996, to Rights Agreement (incorporated herein by reference to Exhibit 4.5 to Flowserve Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30,
              1996)

4.5 Amendment No. 2 dated as of June 1, 1998, to the Rights Agreement dated as of August 13, 1986, and amended as of August 1, 1996 (incorporated by reference to Exhibit 1 to Flowserve Corporation's Registration Statement on Form 8-A/A dated June 1,
              1998)

5.1           Opinion of Ronald F. Shuff, Esq.

5.2           Opinion of Cravath, Swaine & Moore.

12.1*         Computation of Ratio of Earnings to Fixed Charges.

23.1          Consent of PricewaterhouseCoopers LLP.

23.2          Consent of Ernst & Young LLP.

23.3          Consent of PricewaterhouseCoopers LLP.

23.4          Consent of Ronald F. Shuff, Esq., included in Exhibit 5.1.

23.5          Consent of Cravath, Swaine & Moore, included in Exhibit 5.2.

24.1*         Power of Attorney (included in signature page).

25.1 Form T-I Statement of Eligibility and Qualification under the Trust Indenture Act of 1939.

------------


* Previously filed.

ITEM 17.  UNDERTAKINGS

(A) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(D) The undersigned registrant hereby undertakes that:

     (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this amendment to the registration statement to be signed on their behalf by the undersigned respectively, thereunto duly authorized, in the City of Irving, State of Texas on the 2nd day of July, 2001.


                                  FLOWSERVE CORPORATION, as Registrant


                                  By:                  *
                                       -------------------------------------
                                       Name:  C. Scott Greer
                                       Title: Chairman, President and
                                              Chief Executive Officer


                                  FLOWSERVE US INC., as Registrant

                                  By:   /s/ JOHN M. NANOS
                                       -------------------------------------
                                       Name:  John M. Nanos
                                       Title: Vice President


                                  FLOWSERVE INTERNATIONAL, INC., as Registrant

                                  By:   /s/ JOHN M. NANOS
                                       -------------------------------------
                                       Name:  John M. Nanos
                                       Title: Vice President


                                  FLOWSERVE HOLDINGS, INC., as Registrant

                                  By:   /s/ JOHN M. NANOS
                                       -------------------------------------
                                       Name:  John M. Nanos
                                       Title: Vice President


                                  BW/IP-NEW MEXICO, INC., as Registrant

                                  By:   /s/ JOHN M. NANOS
                                       -------------------------------------
                                       Name:  John M. Nanos
                                       Title: Vice President


                                  INGERSOLL-DRESSER PUMP COMPANY, as Registrant

                                  By:   /s/ JOHN M. NANOS
                                       -------------------------------------
                                       Name:  John M. Nanos
                                       Title: Member, Management Committee

                                  FLOWSERVE INTERNATIONAL L.L.C., as Registrant

                                  By:   /s/ JOHN M. NANOS
                                       -------------------------------------
                                       Name:  John M. Nanos
                                       Title: Vice President


                                  FLOWSERVE MANAGEMENT COMPANY, as Registrant

                                  By:   /s/ JOHN M. NANOS
                                       ------------------------------------
                                       Name:  John M. Nanos
                                       Title: Vice President


                                  CFM-V.R. TESCO INC., as Registrant

                                  By:   /s/ JOHN M. NANOS
                                       -------------------------------------
                                       Name:  John M. Nanos
                                       Title: Vice President


                                  FLOWSERVE INTERNATIONAL LIMITED, as Registrant

                                   By:  /s/ JOHN M. NANOS
                                       -------------------------------------
                                       Name:  John M. Nanos
                                       Title: Managing Director

                                  FLOWSERVE FINANCE B.V., as Registrant

                                  By:  /s/ JOHN M. NANOS
                                       -------------------------------------
                                       Name:  John M. Nanos
                                       Title: Managing Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on the 2nd day of July, 2001.


Signatures                                     Title


          *                       Chairman, President and Chief Executive
-------------------------         Officer of Flowserve Corporation (Principal
    C. Scott Greer                Executive Officer)


          *                       Vice President and Chief Financial Officer
-------------------------         of Flowserve Corporation (Principal
    Renee J. Hornbaker            Financial Officer)


          *                       Corporate Controller of Flowserve Corporation
-------------------------         (Principal Accounting Officer)
    Kathleen A. Giddings


          *                       Director, Chairman of Audit/Finance
-------------------------         Committee of Flowserve Corporation
    Diane C. Harris


          *                       Director, Member of Audit/Finance Committee
-------------------------         of Flowserve Corporation
    Charles M. Rampacek

          *                       Director, Member of Audit/Finance Committee
-------------------------         of Flowserve Corporation
    James O. Rollans


          *                       Director, Member of Audit/Finance Committee
-------------------------         of Flowserve Corporation
    William C. Rusnack


*By: /s/ Ronald F. Shuff
     ---------------------
         Ronald F. Shuff
 Vice President, Secretary and General Counsel
 as Attorney-in-Fact